Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Young Innovations, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-138323, 333-61572, 333-65673, and 333-57742) on Form S-8 of Young Innovations, Inc. of our report dated March 12, 2008, with respect to the consolidated balance sheet of Young Innovations, Inc. and subsidiaries as of December 31, 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2007, and the related financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of Young Innovations, Inc.

(signed) KPMG LLP

Chicago, Illinois

March 11, 2009